Exhibit 23.1a

We consent to the inclusion in the Registration Statement (Post Effective Amendment No.5 to Form S-1) of OICco Acquisition I, Inc. of our reports for its subsidiary, Imperial Automotive Group, Inc., dated November 2, 2011, with respect to its balance sheet as of October 15, 2011, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from inception on October 12, 2011 to October 15, 2011 to be included in this Registration Statement.

/s/ Sam Kan & Company
Firm’s Manual Signature

Alameda, CA
City, State

July 19, 2012
Date